Exhibit 3.3


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF



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                             Areawide Cellular, Inc.
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                                 (present name)
PURSUANT TO THE PROVISIONS OF SECTION 607.1006. FLORIDA STATUTES, THIS FLORIDA PROFIT CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF
INCORPORATION:

FIRST: Amendment(s) adopted: (INDICATE ARTICLE NUMBER(S) BEING AMENDED, ADDED OR DELETED)

                  WHEREAS, the Board of Directors is authorized by the Company's Amended and Restated Certificate of Incorporation to establish the number of shares to be included in any series of preferred stock and to fix the designation, powers, preference and rights of shares of such series and qualifications, limitations or restrictions thereof,

                  NOW, THEREFORE, be it RESOLVED, that the designations, powers, conversion privileges, preferences and other rights, and the qualifications, limitations or restrictions of the 8% Cumulative (commencing May 1, 2001) Redeemable Preferred Stock (the "Preferred Stock") shall be as set forth in an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amendment") substantially in the form annexed hereto as Exhibit A.




SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows.




THIRD: The date of each amendment's adoption:  August 27. 1999

FOURTH: Adoption of Amendment(s) (CHECK ONE)

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         The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

         The amendment(s) was/were approved by the shareholders through voting groups. THE FOLLOWING STATEMENT MUST BE SEPARATELY PROVIDED FOR EACH VOTING GROUP ENTITLED TO VOTE SEPARATELY ON THE AMENDMENT(S):

                  "The number of votes cast for the amendment(s) was/were sufficient for approval by ________________________."
                                                   voting group

X The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

         The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

                         Signed this 27th day of August, 1999

Signature: /s/ Donald J. Bezahler
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           (By the Chairman or Vice Chairman of the Board of Directors,
           President of other officer if adopted by the shareholders)

                                       OR

                   (By a director if adopted by the directors)

                                       OR

              (By an incorporator if adopted by the incorporators)


                               Donald J. Bezahler
                 ----------------------------------------------
                              Typed or printed name

                                    Director
                 ----------------------------------------------
                                      Title


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                                                                       EXHIBIT A


                      CERTIFICATE OF POWERS, DESIGNATIONS,
                     PREFERENCES AND RIGHTS OF 8% CUMULATIVE
                       (COMMENCING MAY 1, 2001) REDEEMABLE
                   PREFERRED STOCK OF AREAWIDE CELLULAR. INC.

                  Shares of the Company's Preferred Stock, par value $0.001 per share, shall be designated as follows: 20,000 shares as the "8% CUMULATIVE (COMMENCING MAY L, 2001) REDEEMABLE PREFERRED STOCK." The 8% Cumulative (commencing May l, 2001) Redeemable Preferred Stock is referred to herein as the "PREFERRED STOCK." Certain other capitalized terms used herein are defined in
Section 9 below. The Preferred Stock shall have the following rights, privileges and designations:

         1. Dividends.

                  (a) General Obligation. When and as declared by the Company's board of directors and to the extent permitted under the Florida Business Corporation Act, the Company will pay preferential dividends to the holders of the Preferred Stock as provided in this Section I, except as otherwise provided herein, dividends on each share of the Preferred Stock (a "SHARE") will accrue cumulatively on a daily basis at the rate of 8% per annum of the Liquidation Value thereof from and including May 1, 2001 to and including the date on which the Redemption Price of such Share is paid or the date on which such Share is converted. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

                  (b) Dividend Reference Dates. To the extent not paid on June 1, September 1, December 1 and March 1 of each year, beginning September 1, 2001 (the "DIVIDEND REFERENCE DATES", all dividends which have accrued on each Share outstanding during the three-month period ending upon each such Dividend Reference Date will be added to the Liquidation Value of such Share and will remain a Section thereof until such dividends are paid.

                  (c) Distribution of Partial Dividend Payments. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment will be distributed ratably among the holders of such Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

         2. Liquidation. Upon any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares outstanding, and the holders of Preferred Stock will be not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be


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


distributed ratably among such holders based upon the aggregate Liquidation Value of the Preferred Stock held by each such holder. The Company will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of this Section 2.

         3. Redemptions.

                  (a) Redemption Price upon Mandatory Redemption. For each Share which is to be redeemed pursuant to a mandatory redemption, upon the occurrence of a Mandatory Redemption Event (as defined below), the Company will be obligated to pay to the holder thereof (upon surrender by such holder at the Company's principal office of the certificate representing such Share) an amount in immediately available funds (the "MANDATORY REDEMPTION PRICE") equal to the Liquidation Value thereof. If the funds of the Company legally available for redemption of Shares on any Mandatory Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Company has become obligated to redeem on any Mandatory Redemption Date but which it has not redeemed.

                  (b) Nonce of Redemption. The Company will mail written notice of each redemption of any Preferred Stock to each record holder of such class not more than 60 nor less than 20 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption at the Company's option, the Company will become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

                  (c) Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of Shares determined by multiplying the total number of Shares of such class to be redeemed times a fraction, the numerator of which will be the total number of Shares of such class then held by such holder and the denominator of which will be the total number of Shares of such class then outstanding.

                  (d) Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Redemption Price of such Share is paid. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.


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


                  (e) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Company will be cancelled and will not be reissued, sold or transferred, until all Preferred Stock has been redeemed or otherwise acquired by the Company.

                  (f) Mandatory Redemptions. The Company will redeem all Shares of Preferred Stock then outstanding, at a price per Share equal to the Redemption Price, on the earliest to occur of the following (each a "MANDATORY REDEMPTION EVENT"): (i) May 1, 2002, (ii) any transfer or sale by the Company of more than 50% of the ownership interests in Areawide Cellular, L.L.C., a Delaware limited liability company ("AREAWIDE") or any issuance of interests by Areawide in a single or series of transactions which result in the Company ceasing to own at least a majority of the ownership interests in Areawide, (iii) a sale or transfer of more than 50% of the assets of the Company, on a consolidated basis or of Areawide, in a transaction or series of related transactions (other than sales in the ordinary course of business), (iv) any sale or issuance by the Company or Areawide of any debt or equity instruments which result in any equity holder of the Company or Areawide having the right to receive distributions of all or any portion of the proceeds thereof, provided that the Company shall not be required to redeem Shares of Preferred Stock with Retained Financing Proceeds, (v) any merger, consolidation or other reorganization to which the Company or Areawide is a party, except for a merger, consolidation or other reorganization in which (a) the Company or Areawide is the surviving entity, (b) after giving effect thereto, the holders of the Company's or Areawide's outstanding equity (on a fully diluted basis) immediately prior to the merger will own the Company's or Areawide's outstanding equity (on a fully diluted basis) having a majority of the voting power to elect the Company's board of directors or Areawide's Board of Managers and (c) none of the equity holders of the Company or Areawide receive any distributions in connection with such merger, consolidation or reorganization.

                  (g) Optional Redemptions or Purchases. The Company may at any time redeem, or Harris Family Areawide, LLC, a Delaware limited liability company ("HARRIS AREAWIDE") or its Affiliates may purchase or cause to be purchased all Shares of Preferred Stock then outstanding at a price per Share equal to: the product of (i) a fraction, the numerator of which is the number of Shares of Preferred Stock then outstanding and the denominator of which is the number of Shares of Preferred Stock originally issued (in each event adjusted for any stock splits or other similar changes, if any) and (ii) an amount equal to the greater of (a) $500,000 or (b) the product of $2,000,000 multiplied by, the lesser of (i) a fraction, the numerator of which is the number of months (whole or partial) elapsed between May 17, 1999 and the date of repayment of the Obligations and the denominator of which is 12 or 1, in each instance reduced by amounts previously received by the original holders of the Preferred Stock from the Company as a Guarantee Termination Amount plus, in all events, accrued but unpaid dividends.

                  (h) Accrued Dividends Must be Paid Pnor to Anv Redemption. The Company may not redeem any Preferred Stock, unless all dividends accrued on the outstanding Preferred Stock through the immediately preceding Dividend Reference Date have been paid in full.

         4. Voting. Rights. Except as provided by law and by Section 12 hereof, the Preferred Stock will have no voting rights.


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


         5. Conversion.

                  (a) Conversion Procedure.

                           (i) Any holder of Preferred Stock may convert all or
any portion of Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of the Company's Common Stock computed by multiplying the number of Shares to be converted by the Liquidation Value of such Shares and dividing the result by the Conversion Price.

                           (ii) Each conversion of Preferred Stock will be
deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered ai the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                           (iii) As soon as possible after a conversion has been
effected (but in any event within three business days in the case of subparagraph (I) below), the Company will deliver to the converting holder:

                                    (1) a certificate or certificates
     representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                                    (2) payment in an amount equal to all
     accrued dividends with respect to each Share convened, which have not been paid prior thereto, plus the amount payable under subparagraph (vi) below with respect to such conversion; and

                                    (3) a certificate representing any Shares of
     Preferred Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

                           (iv) If for any reason the Company is unable to pay
any accrued dividends on Preferred Stock being converted, at the converting holder's option, all or a portion of such unpaid dividends may be used to acquire an additional number of shares of Common Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

                           (v) The issuance of certificates for shares of Common
Stock upon conversion of Preferred Stock will be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share of Preferred Stock, the Company will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.


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                           (vi) If any fractional interest in a share of Common
Stock would, except for the provisions of this subparagraph (vi), be deliverable upon any conversion of the Preferred Stock, the Company, in lieu of delivering the fractional share therefore, will pay an amount to the holder thereof equal the Market Price of such fractional interest as of the date of conversion

                  (b) Conversion Price. The Conversion Price shall be the Market Price of the Common Stock on the date of conversion.

                  (c) Limitation on Conversion. Notwithstanding any other provisions hereof, no holder of Shares will be entitled to exercise the conversion rights under this Section 5 to acquire any share or shares of Common Stock to the extent that after such exercise, together with all prior conversions, and assuming conversion of the remaining Preferred Stock, the aggregate shares of Common Stock issued or issuable upon conversion of all the Preferred Stock would exceed 20% of the then issued and outstanding Common Stock (on a fully diluted basis).

                  (d) Mandatory Conversion. The Company may at any time require the conversion of all the outstanding Preferred Stock if (i) the Company effects a Public Offering of shares of its Common Stock in which the holders of the Preferred Stock are permitted to include and sell in the public offering, without any reduction in the number of such shares to be sold due to underwriting limitations, all shares of Common Stock issuable upon conversion of the Preferred Stock or (ii) the shares of Common Stock issuable upon conversion of the Preferred Stock otherwise become freely tradeable. Any mandatory conversion pursuant to (i) above shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such public offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least 20 but not more than 40 days prior to such closing.

         6. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company will pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the Common Stock had such Preferred Stock been converted immediately prior to the date on which a record is taken for such liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         7. Registration of Transfer. The Company will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         8. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft,


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destruction or mutilation of any certificate evidencing Shares of the Preferred
Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         9. Definitions.

         "COMMON STOCK" means, the Company's common stock, $0.001 par value per share and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         "GUARANTY AMENDMENT" means the Second Amendment to Subsidiary Guaranty dated as of May 19, 1999 by the Company in favor of Foothill Capital Corporation, as Agent, as the same may be amended from time to time.

         "GUARANTY TERMINATION AMOUNT" has the meaning ascribed to such term in the Guaranty Agreement.

         "JUNIOR SECURITIES" means any of the Company's equity securities other than the Preferred Stock or preferred stock which may be issued in the future which is senior in priority to the Preferred Stock.

         "LIQUIDATION VALUE" of any Share as of any particular date will be equal to the sum of $100 plus any unpaid dividends on such Share added to the Liquidation Value of such Share on any Dividend Reference Date and not thereafter paid; and, in the event of any liquidation, dissolution or winding up of the Company or the redemption of such Share, unpaid dividends on such Share will be added to the Liquidation Value of such Share on the payment date in any liquidation, dissolution or winding up or on the Redemption Date, as the case may be, accrued to the close of business on such payment date or Redemption Date.

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price"


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is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined jointly by the Company and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Company and the holders of a majority of the Preferred Stock.

         "OBLIGATIONS" shall have the meaning ascribed to such term in the Guaranty Amendment.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the Company's option or the applicable date specified herein in the case of any other redemption; provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid.

         "RETAINED FINANCING PROCEEDS" shall have the meaning ascribed to such term in the Guaranty Amendment.

         "SUBSIDIARY" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through Subsidiaries.

         10. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of the certificate of rights, privileges and designations without the prior written consent of the holders of at least a majority of the Preferred Stock outstanding at the time such action is taken; provided that no such action will change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 80% of the Preferred Stock then outstanding, (b) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holders of at least 80% of the Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 80% of the Preferred Stock, and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Company with another corporation unless the Company has obtained the prior written consent of the holders of the applicable percentage of the class or classes of the Preferred Stock then outstanding.


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         11. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Company, at its principal executive offices and (b) to any stockholder, at such holder's address as it appears in the stock records of the Company (unless otherwise indicated by any such holder).

         12. Voting Agreement. If at any time when any Preferred Stock is issued and outstanding, the holders of a majority of the issued and outstanding Preferred Stock desire, they shall have the right, voting separately as a class, to elect a member of the board of directors of the Company.


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